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JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES


EXHIBIT 21 - LIST OF SUBSIDIARIES OF JOHNSTON INDUSTRIES, INC.


1.   Johnston Industries Alabama, Inc.
     State of Incorporation:  Alabama


2.   Johnston Industries Composite Reinforcements, Inc.
     State of Incorporation:  Alabama

3.   J.I. Georgia, Inc.
     State of Incorporation: Georgia

4.   Greater Washington Investments, Inc.
     State of Incorporation: Delaware



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